UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 13, 2005

GOODRICH CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	1-892	34-0252680
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (704) 423-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02.      Results of Operations and Financial Condition.

     On January 17, 2005, Goodrich Corporation (“Goodrich”) issued a press release announcing the expected impact on Goodrich of the decision by The Boeing Company to conclude production of the 717 commercial aircraft in 2006. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.06.      Material Impairments.

     On January 13, 2005, The Boeing Company announced its decision to conclude production of the 717 commercial aircraft in 2006. As a result of Boeing’s decision, Goodrich has determined that it will be required to record a charge to net income in the fourth quarter of 2004 of less than $10 million pre-tax, or less than $7 million after-tax ($0.06 per fully diluted share), related to the 717 program. Goodrich expects that the charge will result in future cash expenditures of approximately $2 million. The exact amount of the charge is currently under review by management and will be finalized prior to reporting fourth quarter and full year 2004 results in early 2005.

Section 9 – Financial Statements and Exhibits

(c)      Exhibits.

Exhibit 99.1	Goodrich Corporation Press Release dated January 17, 2004 titled “Goodrich Announces Expected Impact of Boeing Decision to Conclude 717 Production”.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH CORPORATION
(Registrant)

Date: January 20, 2005	By:	/s/ Scott E. Kuechle

Scott E. Kuechle
Vice President and Controller

EXHIBIT INDEX

Exhibit 99.1	Goodrich Corporation Press Release dated January 17, 2005 titled “Goodrich Announces Expected Impact of Boeing Decision to Conclude 717 Production”.